                                                                                                                                                      Exhibit 99.1

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312-690-6003

InvestorRelations@PeakResorts.com

For Release

Peak Resorts Declares Dividend on Common and Preferred Stock; Completes Transition of Chief Financial Officer Role to Christopher J. Bub

WILDWOOD, Mo., October 4, 2017 (GLOBE NEWSWIRE) -- Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced that its Board of Directors approved a quarterly cash dividend payment of $0.07 per share on its outstanding common stock. The cash dividend is payable on November 10, 2017, to common shareholders of record as of October 26, 2017. The board also declared the first quarter cash dividend payment of $20.00 per share on its Series A Preferred Stock following the conclusion of the initial nine-month dividend free period.

“This payment marks the third quarterly common stock dividend since our dividend reinstatement last February, and our first cumulative preferred stock dividend to Cap 1 LLC, which owns 100% of our Series A Preferred Stock” said Tim Boyd, President and CEO. “With increased liquidity, we have the financial flexibility to support a return to shareholders while continuing to invest in organic and inorganic growth initiatives.”

As previously announced, Christopher J. Bub assumed the CFO role on October 3rd, 2017. Bub has been with the company since 2015, working closely with the former CFO, Stephen J. Mueller, on treasury, strategic planning, capital allocation, financial reporting and investor relations matters. Mueller will remain a member of the Board of Directors and assist the company during the transition and with special projects and growth initiatives.

About Peak Resorts
Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements
This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are

Peak Resorts, Inc.Page 2 of 2

discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2017, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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